Exhibit 4(u)
CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]

GMDB RIDER SCHEDULE

GMDB Type:	Greater of MAV & Roll-Up (GMIB Rider version)

GMDB Effective Date:	[May 1, 2008]

Minimum Age for GMDB Rider:	[45]

Maximum Age for GMDB Rider:	[75]

Restrictions on Owners:
[Only spouses may be Co-Owners. If there are Co-Owners, they also must be Joint Annuitants. If the Owner is a non-natural person, a Co-Owner is not permitted.]
Restrictions on Annuitants:
[If the Owner is an individual natural person, then the Annuitant must be the Owner. Only spouses may be Joint Annuitants.]
GMDB Base:
The GMDB Base is used solely to determine the Guaranteed Minimum Death Benefit and does not establish or guarantee a Contract Value, cash value, or minimum return for any investment option.
The GMDB Base is the greater of the GMDB Maximum Anniversary Value (MAV) Base and the GMDB Roll-Up Base.
GMDB MAV Base: The GMDB MAV Base is equal to the greatest of the Anniversary Values.
An Anniversary Value is equal to (a) plus (b) minus (c), but not less than zero, where:
(a)	is the Contract Value (minus the value of any amounts in Excluded Accounts) on the GMDB Effective Date, and on each subsequent Contract Anniversary, is [the highest of] the Contract Value (minus the value of any amounts in Excluded Accounts) on such anniversary [or on any of the preceding eleven Monthaversaries]; and

(b)	is the sum of all Additional Premiums allocated to, and all amounts transferred from Excluded Accounts into, any [subaccounts] other than Excluded Accounts, since the date of the highest Contract Value (minus the value of any amounts in Excluded Accounts) used in the last Anniversary Value calculation; and

(c)	is the sum of all “adjusted” withdrawals from, and all amounts transferred into Excluded Accounts from, any [subaccounts] other than Excluded Accounts, since the date of the highest Contract Value (minus the value of any amounts in Excluded Accounts) used in the last Anniversary Value calculation.

ML 103-5 CMB6(4/08)	SPECIMEN

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
GMDB RIDER SCHEDULE (Continued)
Each “adjusted” withdrawal is equal to the amount of such withdrawal from any [subaccounts] other than Excluded Accounts multiplied by (a) and divided by (b), where:
(a)	is the GMDB MAV Base immediately prior to the withdrawal; and

(b)	is the [Account Value] (minus any amounts in Excluded Accounts) immediately prior to the withdrawal.
[If the Contract Date falls on the 29th, 30th or 31st, for purposes of calculating Monthaversary Values, We will use the last day of the month for any month that does not have a corresponding Monthaversary.]
[In any Contract Year in which there is a change of Owner (other than as the result of either the removal of an Owner or exercise of the Spousal Beneficiary Continuation Option), only the Contract Value (minus any amounts in Excluded Accounts) on the Anniversary, and not on the preceding eleven Monthaversaries, will be used in the Anniversary Value calculation.]
We will calculate an Anniversary Value on the GMDB Effective Date and on each Contract Anniversary thereafter through the earlier of the GMDB MAV Base Limitation Date and the Owner’s date of death (the first Owner to die if the Contract has Co-Owners).
The GMDB MAV Base Limitation Date is [the Contract Anniversary on or following the oldest Owner’s [85th] birthday.]
If there is a change of Owner and this Rider continues in effect, the GMDB MAV Base Limitation Date will be reset based on the new Owner’s age if the following two conditions apply:
(i)	on the GMDB Effective Date the new Owner was older than the Owner whose age was used to determine the GMDB MAV Base Limitation Date immediately prior to the change of Owner; and

(ii)	the GMDB MAV Base Limitation Date immediately prior to the change of Owner is later than the date of the change of Owner.
The GMDB MAV Base Limitation Date will not be reset to a date which is earlier than the date of the change of Owner.
GMDB Roll-Up Base: The GMDB Roll-Up Base is equal to (a) plus (b) minus (c), but not less than zero, where:
(a)	is the Contract Value on the GMDB Effective Date [plus any Additional Premium received prior to the earlier of the first withdrawal and the first Quarterversary following the GMDB Effective Date] allocated to any

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
[subaccounts] other than Excluded Accounts, with interest compounded daily from the GMDB Effective Date at an annual rate of [6]%; and
GMDB RIDER SCHEDULE (Continued)
(b)	is the sum of all Additional Premiums [received on or after the earlier of the first withdrawal and the first Quarterversary following the GMDB Effective Date] allocated to, and all amounts transferred from Excluded Accounts into, any [subaccounts] other than Excluded Accounts, since the GMDB Effective Date, with interest compounded daily from the Contract Anniversary on or following the effective date of each Additional Premium payment or transfer at an annual rate of [6]%; and

(c)	is the sum of all “adjusted” withdrawals from, and all amounts transferred into Excluded Accounts from, any [subaccounts] other than Excluded Accounts, since the GMDB Effective Date, with interest compounded daily from the Contract Anniversary on or following the effective date of each withdrawal or transfer at an annual rate of [6]%.
Each “adjusted” withdrawal is equal to the amount of such withdrawal from any [subaccounts] other than Excluded Accounts, multiplied by an adjustment factor:
(1)	if the total of all withdrawals from any [subaccounts] other than Excluded Accounts during the Contract Year, including the amount of the requested withdrawal, is less than or equal to [6]% times GMDB Roll-Up Base attributable to the beginning of the Contract Year, the adjustment factor is 1.0; or

(2)	if the total of all withdrawals from any [subaccounts] other than Excluded Accounts during the Contract Year, including the amount of the requested withdrawal, is greater than [6]% times GMDB Roll-Up Base attributable to the beginning of the Contract Year, the adjustment factor is (a) divided by (b) where:
(a)	is GMDB Roll-Up Base immediately prior to such withdrawal; and

(b)	is the [Account Value] less any amounts in Excluded Accounts, immediately prior to such withdrawal.
[Required Minimum Distribution (RMD): If You are required to take withdrawals from Your Contract to satisfy the RMD rules under Section 401(a)(9) of the Internal Revenue Code You must notify Us in writing.
If We receive such written notification and if We determine that the RMD for Your Contract is greater than [6]% times GMDB Roll-Up Base attributable to the beginning of the Contract Year, then the adjustment factor is 1.0 for any such withdrawal provided the total of all withdrawals from any [subaccounts] other than Excluded Accounts during the Contract Year, including the amount of the requested

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
withdrawal, does not exceed the RMD for Your Contract.]
For purposes of compounding interest in GMDB Roll-up Base above, such interest shall accrue until the earlier of the GMDB Roll-Up Base Limitation Date or the Owner’s date of death (the first Owner to die if the Contract has Co-Owners). No interest shall accrue thereafter.
GMDB RIDER SCHEDULE (Continued)
The GMDB Roll-Up Base Limitation Date is the Contract Anniversary on or following the oldest Owner’s [85th] birthday.]
If there is a change of Owner and this Rider continues in effect, the GMDB Roll-Up Base Limitation Date will be reset based on the new Owner’s age if the following two conditions apply:
(i)	on the GMDB Effective Date the new Owner was older than the Owner whose age was used to determine the GMDB Roll-Up Base Limitation Date immediately prior to the change of Owner; and

(ii)	the GMDB Roll-Up Base Limitation Date immediately prior to the change of Owner is later than the date of the change of Owner.
The GMDB Roll-Up Base Limitation Date will not be reset to a date which is earlier than the date of the change of Owner.
[Optional Reset:
On each Contract Anniversary up to and including the Contract Anniversary on or following the oldest Annuitant’s [75th] Birthday, the Owner can request that the GMDB Roll-Up Base be reset to equal the GMDB MAV Base on such Anniversary, if higher. The GMIB Roll-Up Base in the related GMIB Rider must also be requested to be reset at the same time. The Owner’s request must be by written notification to Our Service Center and must be received no later than [30] days following such Anniversary. We may permit the Owner to make a single election of Optional Resets in the two Riders for a number of consecutive years.]
If the related GMIB Rider is no longer in effect (other than due to expiration of the Exercise Period on the Last Exercise Date), this GMDB Rider will terminate on the date the GMIB Rider is cancelled.
Excluded Accounts:
[None]
We reserve the right to add or delete a [subaccount] from the list of Excluded Accounts if such [subaccount] is added or deleted as an investment option.
Death Benefit Determination Date:

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
The Death Benefit will be determined as of [the date We receive Due Proof of Death of the Owner (the first Owner to die if the Contract has Co-Owners) at Our Service Center. If the Contract has more than one Beneficiary, the Death Benefit will be determined as of the date We receive Due Proof of Death from each Beneficiary.]
Death Benefit Limitation:
[If an Owner dies within [90 days] of the GMDB Effective Date or within [6 months] of the date of a change of Owner where the life upon which payment of the Death Benefit is based has changed (unless under the Spousal Beneficiary Continuation Option), the Death Benefit will be limited to payment of the Contract Value.]
GMDB RIDER SCHEDULE (Continued)
Change of Owner:
If there is a change of Owner or an assignment of this Contract (in states where applicable), this Rider will terminate unless the Owner is changed under any of the circumstances described below:
[(1)]	[a spouse of the current Owner is added as an Owner and was not younger than the Minimum Age for GMDB Rider nor older than the Maximum Age for GMDB Rider on the effective date of the change of Owner; or]

[(2)]	[a spouse of the current Owner is removed as an Owner; or]

[(3)]	[as the result of the creation or termination of a trust, the life (or lives) upon which payment of the GMDB Amount is based has not changed; or]

[(4)]	[an Eligible Spousal Beneficiary becomes the Owner while this Rider is still available and was not older than the Maximum Age for GMDB Rider on the [Spousal Continuation Date].]
Allocation Guidelines and Restrictions:
[Unless You agree to participate in another investment program which We may make available to satisfy the Allocation Guidelines and Restrictions, You must participate in a [quarterly] Rebalancing Program and provide Us with written instructions that comply with the following:
(1)	You must allocate at least [40]%, but not more than [70]% of Your total allocations among [subaccounts] in the following Investment Categories:
[Large Cap]
[Mid Cap]
[Small Cap]
[International]
(2)	You must allocate no more than [40]% of Your total allocations among the following Investment Categories:
[Small Cap]
[International]
[Alternative]
[Money Market]

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
(3)	You must allocate the remaining amounts among the other Investment Categories so Your total allocations equal 100%.

(4)	You must choose a periodic Rebalancing Date [from the 1st through the 28th day of the month.]

(5)	You must schedule Your first Rebalancing Date to begin within [95] days from the GMDB Effective Date.

(6)	You agree to furnish new allocation instructions that comply with (1) — (3) above prior to any future closure or elimination of a [subaccount] in which You are invested.
GMDB RIDER SCHEDULE (Continued)
You may request to change Your instructions while this Rider is in effect provided that each request complies with (1) — (4) above.
On each [quarterly] Rebalancing Date, We will automatically reallocate Your [Account Value] to maintain the percentage allocation among the [subaccounts] that You have selected.
You must allocate any additional Premiums in accordance with the [subaccounts] and percentages You have selected.
You may request to transfer among [subaccounts] while this Rider is in effect provided that each request results in an allocation of Your [Account Value] that complies with (1) and (2) above as of the end of the last Valuation Period preceding receipt of Your request.
Only pro-rata withdrawal requests affecting all [subaccounts] in which You are invested will be accepted while this Rider is in effect.
[We reserve the right to impose additional limitations on Your ability to allocate to or make transfers involving any designated [subaccounts] made available in the future.] ]
GMDB Charge:

	Current	Maximum
GMDB Charge Percentage:	[0.65% annually]	[1.20% annually]
[The GMDB Charge is calculated on each Monthaversary as follows:
(i)	the GMDB Base is determined on the Monthaversary;

(ii)	that amount is multiplied by the current GMDB Charge Percentage;

(iii)	the resulting amount is divided by 12.
The sum of the GMDB Charges calculated on each of the three preceding Monthaversaries is deducted from the Contract Value on each Quarterversary.

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
[If the Contract Date falls on the 29th, 30th or 31st, We will use the last day of the month for any month that does not have a corresponding Monthaversary or Quarterversary for purposes of calculating and deducting GMDB Charges.]
If the GMDB Rider is terminated other than on a Quarterversary, We will deduct from the Contract Value the pro-rata portion of any GMDB Charges calculated on any prior Monthaversary but not yet collected.]
[The GMDB Charge is deducted from each [subaccount] in the ratio of Your interest in each [subaccount] to Your [Account Value] on the date the charge is collected.]
The [Contract Value and] Surrender Value [are] reduced by any GMDB Charges calculated but not yet collected.